EXHIBIT 99.1


On May 30, 2000 Registrant issued the following press release:

" AmeriVest Properties Announces Acquisition Of $5.9 Million Denver Office Building And The 100% Leasing Of The Property


                                  PRESS RELEASE
--------------------------------------------------------------------------------

                                   AmeriVest
                                Properties Inc.

1800 Glenarm Place                              Contact:  James Etter, President
Suite 500                                       Telephone:  (303) 297-1800
Denver, CO  80202                               Fax:  (303) 296-7353

                         AmeriVest Properties Announces
               Acquisition Of $5.9 Million Denver Office Building
                                     And The
                          100% Leasing Of The Property

     May 30, 2000/Denver, Co - AmeriVest Properties Inc. (AMEX:AMV) today announced the acquisition of a 61,960 square foot office building in Panorama Office Park, in southeast Denver, CO. The office building is located at 9085 E. Mineral Circle with easy access to I-25 and C-470. The purchase price was $5,900,000. The seller, Comcast Corporation (NASDAQ:CMCSA and CMCSK), will continue to lease approximately 10,080 square feet of space for two years at current market rates. AmeriVest is reinvesting, as a tax free exchange, its proceeds from a December 1999 sale of its industrial/showroom property.

     The Company also announced the signing of a lease with a telecommunications company to lease all remaining space in the building for two years and 100% of the building thereafter until September 30, 2008 on a net lease basis. The long-term lease provides for the company to assume the space currently occupied by Comcast when the Comcast lease expires in May 2002. Funds From Operations generated by the acquired Panorama property on an annualized basis are expected to be in excess of $400,000. Funds From Operations from the industrial/showroom property sold were $77,000 in 1999. AmeriVest borrowed all of the additional funds necessary for the purchase in excess of the exchange proceeds.

     Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities And Exchange Commission. They include, but are not limited to, the risks and uncertainties that proforma financial information will not be indicative of future results and of locating and acquiring properties on favorable terms to the Company.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado owns 25 properties, including 21 office buildings and four self-storage properties. Its common stock is listed on The American Stock Exchange under symbol "AMV" and the warrants trade on the Nasdaq SmallCap Market under the symbol "AMVPW".

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